Exhibit 8.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001
United States of America

T: +1 212 506 2500
F: +1 212 262 1910
mayerbrown.com

September 6, 2019

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of its Senior Debt Securities. We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Material Income Tax Consequences—United States Taxation” in the prospectus included as part of the Registration Statement filed on Form F-3 (as amended, the “Registration Statement”) are our opinion, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “Legal Matters” and  “Material Income Tax Consequences—United States Taxation”  in the prospectus included as part of the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).